Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post–Effective Amendment No. 13 to the Registration Statement on Form N–1A of Fidelity Merrimack Street Trust: Fidelity Corporate Bond ETF, Fidelity Limited Term Bond ETF, Fidelity Total Bond ETF, and Fidelity Low Duration Bond Factor ETF of our reports dated October 17, 2019,  relating to the financial statements and financial highlights included in the August 31, 2019 Annual Reports to Shareholders of the above referenced funds, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
December 19, 2019